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                                                             EXHIBIT 11

                       DIMON INCORPORATED AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                  THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                               September 30     September 30
                                                   1997             1996
(in thousands, except per share amounts)         _________      _________
Primary
     Earnings
        Net Income . . . . . . . . . . . . .     $20,451          $15,265
                                                 =======          =======
     Shares
        Weighted average number of common
          shares outstanding . . . . . . . .      44,338           42,367
        Shares applicable to stock options,
          net of shares assumed to be
          purchased from proceeds at
          average market price . . . . . . .         463             165
                                                 ________        ________
        Average Number of Shares
          Outstanding. . . . . . . . . . . .      44,801          42,532
                                                 ========        ========
     Earnings per Share
        Net Income . . . . . . . . . . . . .        $.46            $.36
                                                     ===            ====

Assuming Full Dilution
     Earnings
     Net income. . . . . . . . . . . . . . .     $20,451         $15,265

        Add after tax interest expense
          applicable to 6 1/4% Convertible
          Debentures issued April 1, 1997. .       1,175               -
                                                 ________        ________
        Net income as adjusted . . . . . . .     $21,626         $15,265
                                                 ========        ========
     Shares
        Weighted average number of common
          shares outstanding . . . . . . . .      44,338          42,367
        Shares applicable to stock options,
          net of shares assumed to be
          purchased from proceeds at the
          greater of average market price
          or ending market price . . . . . .         492             173
        Assuming conversion of 6 1/4%
          Convertible Debentures at the
          beginning of each period . . . . .       4,287               -
                                                 _________       ________
        Average Number of Shares
          Outstanding. . . . . . . . . . . .      49,117          42,540
                                                 =========       ========

Earnings Per Share
        Net Income as Adjusted . . . . . . .        $.44            $.36
                                                    ====            ====


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